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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES
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                                                                   1996                    1995                   1994
Fixed Charges

Interest Expense                                                 $31,462                 $21,213                $12,715

Portion of Rent Expense
Representative of Interest                                         1,172                     821                    531
                                                                   -----                     ---                    ---
Total Fixed Charges                                              $32,634                 $22,034                $13,246
                                                                  ------                  ------                 ------
                                                                  ------                  ------                 ------
Earnings

Income from Operations Before
Minority Interest and Taxes                                        9,286                   4,682                  2,298

Fixed Charges Above                                               32,634                  22,034                 13,246
                                                                  ------                  ------                 ------
Total Earnings                                                    41,920                  26,716                 15,544
                                                                  ------                  ------                 ------
                                                                  ------                  ------                 ------

Ratio of Earnings to Fixed Charges                                 1.28x                   1.21x                  1.17x
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